UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      August 1, 2011

MAX CASH MEDIA, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-148722	02-0811868
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 Brompton Road, Apt. 1X, Great Neck, NY  11021
(Address of principal executive offices) (Zip Code)

(646) 303-6840
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On August 1, 2011,  we completed the initial closing (the “Closing”) of a private placement (the “Offering”) of a total $59,700 principal amount of our eighteen (18) month 10% Convertible Notes (the “Notes”).  The Notes will be automatically converted at the initial closing of our next private placement (if such closing is prior to the maturity date of the Notes) in which we sell at least $1,000,000 of our securities; provided, however, the holder of a Note will not be entitled to convert such Note, if and to the extent that the number of shares of our common stock issuable upon the conversion of such Note would result in beneficial ownership by the holder of more than 9.9% of the outstanding shares of our common stock.

We expect to conduct an additional closing of the Offering prior to the end of August 2011.

The Offering was conducted pursuant to the exemption from the registration requirements of the federal securities laws provided by Regulation D and Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and Section 4(2) of the Securities Act.  The Notes were offered and sold only to “accredited investors,” as that term is defined by Rule 501 of Regulation D, and/or to persons who were neither resident in, nor citizens of, the United States.  No commissions have been paid in connection with the Offering.

We intend to utilize the proceeds of the Offering for working capital and general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Max Cash Media, Inc.

Date: August 1, 2011	By:	/s/ Noah Levinson
Noah Levinson
Chief Executive Officer